Exhibit 5.1

Writer’s Direct Dial: +44 20 7614 2237
E-Mail: ssperber@cgsh.com

June 8, 2023

Credit Suisse AG

Paradeplatz 8, 8001

Zurich, Switzerland

Ladies and Gentlemen:

We have acted as special United States counsel to Credit Suisse AG, a corporation organized under the laws of, and duly licensed as a bank in, Switzerland (“Credit Suisse”), in connection with the preparation and filing with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form F-3 (including the documents incorporated by reference therein, the “Registration Statement”) relating to the offering from time to time, as set forth in the Registration Statement, the prospectus (including the documents incorporated by reference therein, the “Prospectus”) contained therein and one or more supplements to the Prospectus, of (i) unsecured debt securities of Credit Suisse, including senior debt securities of Credit Suisse (the “Senior Debt Securities”) and subordinated debt securities of Credit Suisse (the “Subordinated Debt Securities”), and (ii) warrants of Credit Suisse (the “Warrants” and collectively with the Senior Debt Securities and the Subordinated Debt Securities, the “Offered Securities”).

The Offered Securities will be offered on an immediate, continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

The Senior Debt Securities are to be issued in one or more series in accordance with the provisions of an indenture, dated as of March 29, 2007 and as amended as of the date hereof (the “Senior Indenture”), entered into between Credit Suisse and The Bank of New York Mellon, as trustee (together with any predecessor or successor thereto, the “Trustee”). The Subordinated Debt Securities are to be issued in one or more series in accordance with the provisions of an indenture, dated as of March 29, 2007 and as amended as of the date hereof (the “Subordinated Indenture”), entered into between Credit Suisse and the Trustee. The Warrants are to be issued from time to time in accordance with the provisions of a warrant agreement, dated June 18, 2009 (the “Warrant Agreement”), entered into between Credit Suisse and The Bank of New York Mellon, as warrant agent.

In arriving at the opinions expressed below, we have reviewed the following documents:

(a) the Registration Statement;

Credit Suisse AG, p. 2

(b) the Prospectus;

(c) an executed copy of the Senior Indenture;

(d) an executed copy of the Subordinated Indenture;

(e) the form of Senior Debt Securities;

(f) the form of Subordinated Debt Securities; and

(g) the Warrant Agreement.

In addition, we have made such investigations of law as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.	When the issuance, execution and delivery by Credit Suisse of the Senior Debt Securities of a series have been duly authorized by all necessary corporate action of Credit Suisse in accordance with the provisions of the Senior Indenture, and when such Senior Debt Securities have been duly executed and delivered by Credit Suisse, authenticated by the Trustee and sold as described in the Registration Statement, the Prospectus and any supplement or supplements to the Prospectus relating to such Senior Debt Securities, such Senior Debt Securities will constitute valid, binding and enforceable obligations of Credit Suisse, entitled to the benefits of the Senior Indenture.

2.	When the issuance, execution and delivery by Credit Suisse of the Subordinated Debt Securities of a series have been duly authorized by all necessary corporate action of Credit Suisse in accordance with the provisions of the Subordinated Indenture, and when such Subordinated Debt Securities have been duly executed and delivered by Credit Suisse, authenticated by the Trustee and sold as described in the Registration Statement, the Prospectus and any supplement or supplements to the Prospectus relating to such Subordinated Debt Securities, such Subordinated Debt Securities will constitute valid, binding and enforceable obligations of Credit Suisse, entitled to the benefits of the Subordinated Indenture.

3.	When the issuance, execution and delivery by Credit Suisse of any Warrants have been duly authorized by all necessary corporate action of Credit Suisse in accordance with the provisions of the Warrant Agreement, and when such Warrants have been duly executed and delivered by Credit Suisse as described in the Registration Statement, the Prospectus and any supplement or supplements to the Prospectus relating to such Warrants, such Warrants will constitute valid, binding and enforceable obligations of Credit Suisse.

Credit Suisse AG, p. 3

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of Credit Suisse, (a) we have assumed that Credit Suisse and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Offered Securities, will satisfy, those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to Credit Suisse regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (b) we have assumed that any Offered Securities denominated in a currency other than U.S. dollars will comply in all respects with the applicable law of the country in whose currency such Offered Securities are denominated in respect of the use of or payment in such currency, (c) we have assumed that at the time of the issuance, sale and delivery of each Offered Security, the authorization thereof by Credit Suisse will not have been modified or rescinded and there will not have occurred any change in law affecting the validity, binding effect and enforceability of such Offered Security, (d) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity, (e) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights and (f) we express no opinion with respect to the effect of any mandatory choice of law rules.

In rendering the opinions expressed above, we have further assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will or have been prepared and filed with the Commission describing the Offered Securities offered thereby and will comply with all applicable laws, (ii) the Registration Statement will be effective and will comply with all applicable laws at the time the Offered Securities are offered or issued as contemplated by the Registration Statement, (iii) the terms of the Senior Debt Securities and the Subordinated Debt Securities will conform to the forms thereof, and the terms of the Senior Indenture, Subordinated Indenture, and Warrant Agreement will not violate any applicable law, result in a default under or breach of any agreement or instrument binding upon Credit Suisse or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over Credit Suisse, (iv) the Offered Securities will be sold and delivered to, and paid for by, the purchasers at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto, (v) Credit Suisse will authorize the offering and issuance of the Offered Securities and will authorize, approve and establish the final terms and conditions thereof, and will take any other appropriate additional corporate action and (vi) certificates, if required, representing the Offered Securities will be duly executed and delivered and, to the extent required by the applicable Senior Indenture, Subordinated Indenture and Warrant Agreement, duly authenticated and countersigned.

In addition, in rendering the opinions above, we have assumed that with respect to any Offered Security that includes any alternative or additional terms that are not specified in the forms thereof examined by us, such inclusion would not cause such Offered Security not to be valid, binding or enforceable.

We express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Offered Securities where jurisdiction based on diversity of citizenship under 28 U.S.C. § 1332 does not exist.

Credit Suisse AG, p. 4

We note that by statute New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding Federal statute and no controlling Federal court decision on this issue. Accordingly, we express no opinion as to whether a Federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether it would order conversion of the judgment into U.S. dollars.

We express no opinion as to the enforceability of Section 10.15 of the Senior Indenture or Section 11.15 of the Subordinated Indenture, relating to currency indemnity.

We express no opinion relating to any subordination provision in any Offered Security to the extent it purports to be governed by Swiss law.

The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York. Insofar as the foregoing opinions involve matters governed by Swiss law, we have relied, without independent inquiry or investigation, on the opinion letter of Homburger AG dated June 8, 2023 and filed as Exhibit 5.2 to the Registration Statement. Our opinions are subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion letter of Homburger AG.

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement and in any prospectus supplements related thereto under the heading “Legal Matters,” and to the use of this opinion as a part (Exhibit 5.1) of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Sebastian R. Sperber
Sebastian R. Sperber, a Partner